NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release February 11, 2008

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI REPORTS RECORD EARNINGS FOR 2007

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year and the fourth quarter ended December 31, 2007. Both earnings and assets reached record levels during the year.

Assets and Mission Asset Activity
Assets were $87.5 billion on December 31, 2007, up nearly 8 percent compared to year-end 2006. The balance of Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 21 percent to $68.8 billion. The principal balance of Advances rose more than 26 percent in 2007 to $53.0 billion. We believe this growth was the result of a net increase in members’ overall broad-based demand for liquidity and funding related to the world-wide disruptions in the credit and mortgage markets. The average balance of Advances during 2007 was $49.3 billion, up almost 8 percent when compared to 2006.

The principal balance of mortgage loans held for portfolio grew almost 6 percent in 2007 to $8.9 billion. The FHLBank executed nearly $1.5 billion of new mortgage purchase commitments during 2007, while principal repayments totaled just over $1.0 billion.

Operating Results and Profitability
Net income for the year ended December 31, 2007 was a record $269 million compared to $253 million in 2006, an increase of approximately $16 million, or 6 percent. As a result, we accrued a record $31 million in 2007 for future use in the Affordable Housing Program, an increase of approximately $1 million from 2006. Net interest income was $421 million for the year, up 9 percent, from 2006.

The return on average equity (ROE) for 2007 was 6.87 percent, an increase of 0.17 percentage points over 2006. ROE for the year exceeded the 5.29 percent average 3-month LIBOR by 158 basis points. This profitability spread was similar to the ROE spread earned in 2006.

The level of ROE increased slightly in the comparison of the full year periods primarily due to:

•	Wider spreads on short-term assets in 2007, particularly in the third and fourth quarters, as a result of more favorable funding costs that resulted from the disruptions in the financial markets.

•	Expanded average asset balances, resulting in greater capital leverage.

These favorable factors were partially offset in 2007 by the maturity of a significant amount of low-cost debt, greater net unrealized market value losses related to SFAS 133 accounting for derivatives (included in Other (loss) income), and a smaller amount of Advance prepayment fees. The change in SFAS 133 occurred principally because of the volatile interest rate environment in the third and fourth quarters. These net unrealized losses normally reverse over time as interest rates change and as the derivatives mature or are terminated early.

Fourth quarter 2007 net income was $66 million compared to $69 million in the same period a year earlier, a decrease of $3 million, or 4 percent. Net interest income for the quarter was $107 million, up $4 million, or 5 percent compared to the fourth quarter of last year. ROE for the fourth quarter of 2007 was 6.96 percent, a decrease of 0.12 percentage points from the same period in 2006. This exceeded the 5.02 percent average 3-month LIBOR for the same period by 194 basis points. The same factors were present in the quarter as described for the year, though the SFAS 133 adjustments were proportionately larger for the quarter than for the year.

Capital Stock and Retained Earnings
Capital stock was $3.5 billion at the end of 2007, a decrease of 5 percent or approximately $185 million from year-end 2006. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – decreased approximately $204 million, or 5 percent, from the prior year-end primarily due to repurchases of non-member excess capital stock. Retained earnings grew to over $286 million at year end 2007, up over $31 million or 12 percent since 2006. This is also reflected in the ROE of 6.87 percent exceeding the 6.59 percent average dividend rate paid.

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The Federal Home Loan Bank of Cincinnati is an $87.5 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 725 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS
		December 31,		December 31,
			2007	2006		Change (2)
Total assets			$87,532	$81,387		8%
Advances (principal)			52,953	41,942		26
Mortgage loans (principal)			8,862	8,379		6
Mandatorily redeemable capital stock			118	137		(14)
Capital stock			3,473	3,658		(5)
Retained earnings			286	255		12
Total capital			3,755	3,907		(4)
Capital to assets ratio (GAAP)			4.29%	4.80%
Capital to assets ratio (Regulatory) (1)			4.43%	4.98%
OPERATING RESULTS
	Three Months Ended December 31,			Year Ended December 31,

			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2007	2006	Change (2)	2007	2006	Change (2)

Net interest income	$107	$103	5%	$421	$386	9%
Other (loss) income	(4)	2	NM (3)	(6)	6	NM (3)
Other expense	(13)	(11)	(18)	(48)	(46)	(5)
Assessments	(24)	(25)	3	(98)	(93)	(6)

Net income	$66	$69	(4)	$269	$253	6

PROFITABILITY
Return on average equity	6.96%	7.08%		6.87%	6.70%
Return on average assets	0.30	0.34		0.32	0.32
Net interest margin	0.49	0.51		0.50	0.49
Annualized dividend rate	7.00	6.00		6.59	5.81
Average 3-month LIBOR	5.02	5.37		5.29	5.20

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(3)	Changes of 100% or greater are shown as “NM” (not meaningful).

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